EXHIBIT 99.1
FISCAL 2007 SECOND QUARTER EARNINGS ANNOUNCEMENT

FROM:	KENNAMETAL INC.
P.O. Box 231
Latrobe, PA 15650
724-539-5000

Investor Relations
Contact: Quynh McGuire
724-539-6559

Media Relations
Contact: Joy Chandler
724-539-4618

DATE:	January 24, 2007

FOR RELEASE:	Immediate

KENNAMETAL ANNOUNCES SECOND QUARTER FISCAL 2007 RESULTS
          - Reported earnings per diluted share (EPS) of $0.77; adjusted EPS of $0.85
          - Record December quarter sales, and adjusted EPS & ROIC
LATROBE, Pa., January 24, 2007 — Kennametal Inc. (NYSE: KMT) today reported second quarter fiscal 2007 EPS of $0.77, including a charge of $0.08 per share related to discontinued operations. This represents a decrease of 3 percent from the prior year. Second quarter adjusted EPS were $0.85 compared with prior year EPS of $0.79, an increase of 8 percent.
For the first six months of fiscal 2007, reported EPS increased 1 percent to $1.54, including charges from special items of $0.13 per share. Adjusted EPS for the first half of fiscal 2007 were $1.67 compared with prior year EPS of $1.52, representing an increase of 10 percent.
Kennametal’s President and Chief Executive Officer Carlos Cardoso said, “I’m pleased to report that we delivered on our commitment for sales growth and exceeded our expectations for EPS and return on invested capital (ROIC). This performance represents a record December quarter for sales, and for adjusted EPS and ROIC. With these collective results, we extended our track record of consecutive quarterly growth. Our solid financial performance demonstrates that we have strong operating leverage and effective cost-control measures which should continue to enhance our earnings performance going forward.”

Cardoso added, “We attribute our results to our focused strategy, which we implement by applying the disciplined processes of our management operating system, the Kennametal Value Business System. We continue to make progress on the transformation of Kennametal by driving steady performance in our core Metalworking and Advanced Materials businesses, and growing each segment to achieve a balanced portfolio. At the same time, we continue to successfully diversify our company’s global footprint and customer base. We are well positioned to achieve our long-term goals.”
“Our strong cash flow generation also plays an important role in our transformation,” Cardoso said, “as it allows us to invest in multiple ways in our company’s future. We have the financial flexibility to make strategic acquisitions in our core businesses and to take advantage of opportunities to increase our ownership of affiliates in key markets which presently have minority interests.”
Reconciliation of all non-GAAP financial measures are set forth in the attached tables.
Highlights of Fiscal 2007 Second Quarter
•	Sales for the quarter were $569 million compared with $563 million in the same quarter last year. Sales grew 6 percent on an organic basis offset by the net impact of acquisitions and divestitures, primarily the divestiture of J&L Industrial Supply (J&L). J&L sales were $65 million in the December quarter last year.
•	Income from continuing operations was $34 million compared with $31 million in the prior year quarter, an increase of 9 percent despite the J&L divestiture. J&L contributed $6 million in operating income in the December quarter last year. The current year quarter results also included plant closure costs of $2.6 million ($0.07 per share), which did not provide a tax benefit. Additionally, the December quarter results benefited from lower securitization fees.
•	The December quarter reflects a $0.04 per share tax benefit related to the extension of the research, development and experimental tax credit. The company also continues to realize benefits from its pan-European business strategy.
•	During the current quarter, the company completed the divestiture of Advanced Materials Solutions Group’s Kemmer Praezision electronics business (Electronics). Discontinued operations includes an impairment charge of $3.0 million related to a building that was owned by Electronics and not included in the transaction. This completes the divestiture of Electronics.

•	Reported EPS were $0.77, including a charge of $0.08 per share related to discontinued operations, compared with prior year quarter reported EPS of $0.79. Adjusted EPS were $0.85. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

Second Quarter FY 2007
Reported EPS	$0.77
Electronics impairment and divestiture-related charges	0.08

Adjusted EPS	$0.85

Second Quarter FY 2006
Reported EPS	$0.79

No special items

$0.79

•	Adjusted return on invested capital (ROIC) was up 110 basis points to 11.1 percent from 10.0 percent in the prior year.
Highlights of Fiscal 2007 First Half
•	Sales of $1.1 billion were level with the same period last year. Sales grew 6 percent on an organic basis offset by the net impact of acquisitions and divestitures, primarily the divestiture of J&L, which had sales of $130 million in the prior year period.
•	Income from continuing operations was $63 million, compared with $59 million in the prior year period, an increase of 7 percent despite the J&L divestiture and costs of $2.6 million ($0.07 per share) associated with a plant closure. J&L contributed $13 million in operating income in the prior year period. Income from continuing operations, excluding special items, was $64 million, an increase of 9 percent over the prior year period.
•	The first half of fiscal 2007 also reflects a lower effective tax rate compared with the prior year, primarily due to the $0.04 per share tax benefit related to the extension of the research, development and experimental tax credit. The company also continues to realize benefits from its pan-European business strategy.
•	Reported EPS were $1.54, including charges from special items of $0.13 per share, compared with prior year reported EPS of $1.52. Adjusted EPS were $1.67. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

First Half FY 2007
Reported EPS	$1.54
Loss on divestiture of CPG and transaction-related charges	0.01
Adjustment on J&L divestiture and transaction-related charges	0.03
Electronics impairment and divestiture-related charges	0.09

Adjusted EPS	$1.67

First Half FY 2006
Reported EPS	$1.52

No special items

$1.52

•	Cash flow from operating activities was $36 million for the first half of fiscal 2007, compared with $76 million in the prior year period. Included in fiscal 2007 first half cash flow from operations were income tax payments of $86 million, primarily due to tax payments related to the gain on the sale of J&L and cash repatriated in 2006 under the American Jobs Creation Act. Adjusted free operating cash flow, excluding the effects of these income tax payments, was $78 million versus $45 million in the prior year period.
Business Segment Highlights of Fiscal 2007 Second Quarter
Metalworking Solutions & Services Group (MSSG) continued to deliver top-line growth this quarter led by year-over-year expansion in the distribution, aerospace and general engineering markets. The North American market continued to moderate, while conditions in the European market continued to improve, and Asia Pacific and India delivered solid growth.
In the December quarter, MSSG sales were up 5 percent on an adjusted basis. European sales increased 11 percent, while North American sales increased 1 percent. Asia Pacific and India sales grew 6 percent and 7 percent, respectively.
MSSG operating income was up 6 percent and the operating margin of 12 percent was lower than the same period last year, primarily due to costs associated with a plant closure in the current quarter and higher realized raw material costs, partially offset by ongoing cost containment.
Advanced Materials Solutions Group (AMSG) continued to deliver top-line growth in the December quarter, driven by favorable market conditions and the effect of acquisitions. Strong growth in the energy and mining markets continued to contribute to AMSG’s results.
AMSG sales grew 10 percent on an adjusted basis. Energy product sales, including Conforma Clad sales, were up 35 percent, mining and construction product sales were higher by 8 percent and engineered product sales increased 2 percent.
AMSG operating income grew 15 percent over last year, while operating margin of 17 percent was lower than prior year due primarily to higher realized raw material costs in the current quarter, partially offset by the effects of acquisitions and new product introductions.
Outlook
Worldwide market conditions support Kennametal’s expectations of continued top-line growth during the balance of fiscal year 2007. Based on global economic indicators, the company believes that the moderation in the North American market will persist in the near term. The company also believes that the European market will continue on a positive trend, and that business conditions will continue to be strong in developing economies. While there remain some uncertainties and risks related to the macro-economic environment, fundamental drivers for global demand appear to be stable.

Kennametal expects organic revenue growth in the 6 to 7 percent range for fiscal 2007, which would extend its track record of consistently outpacing worldwide industrial production rates by two to three times. The company anticipates many of its end markets will continue to operate at favorable levels throughout the fiscal year, with moderating growth rates for some regions and market sectors.
For the third quarter of fiscal 2007, ongoing expansion around the globe supports the company’s projection of 6 to 8 percent organic sales growth, on top of strong performance in the prior year quarter.
The company’s guidance for adjusted EPS for the full fiscal year is in the range of $4.40 to $4.50. On a comparable basis, the fiscal 2007 guidance midpoint represents a 31 percent growth rate, a substantial increase over prior year adjusted EPS from continuing operations of $3.41.
The company expects third quarter 2007 EPS to be $1.25 to $1.30. Third quarter 2007 guidance includes approximately $0.03 per share of costs related to the completion of the plant closure initiated in the December quarter, which is expected to have a payback within this fiscal year.
Kennametal expects to achieve its goal of 12 percent EBIT margin, and ROIC is on track for the projected 11 to 12 percent range for fiscal year 2007.
Kennametal anticipates reported cash flow from operations of approximately $190 million to $200 million for fiscal 2007. Included in this amount are income tax payments of $86 million, as mentioned above. Adjusted cash flow from operations is expected to be approximately $275 million to $285 million.
Based on anticipated capital expenditures of $90 million, the company expects to generate between $185 million to $195 million of adjusted free operating cash flow for fiscal 2007.
Dividend Declared
Kennametal announced today that its Board of Directors declared a regular quarterly cash dividend of $0.21 per share. The dividend is payable February 21, 2007, to shareowners of record as of the close of business on February 6, 2007.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate web site at www.kennametal.com.
Second quarter results for fiscal 2007 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website,

www.kennametal.com. Once on the homepage, click “Corporate,” and then “Investor Relations.” The replay of this event will also be available on the company’s website through February 7, 2007.
This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. These statements are likely to relate to, among other things, our strategy, goals, plans and projections regarding our financial position, results of operations, market position, and product development, all of which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years. It is not possible to predict or identify all factors; however, they may include the following: global and regional economic conditions; energy costs; risks associated with the availability and costs of raw materials; commodity prices; risks associated with integrating recent acquisitions, as well as any future acquisitions, and achieving the expected savings and synergies; risks relating to business divestitures, including those described in the above release; competition; demands on management resources; risks associated with international markets, such as currency exchange rates and social and political environments or instability; future terrorist attacks or acts of war; labor relations; demand for and market acceptance of new and existing products; and risks associated with the implementation of restructuring plans, cost-reduction initiatives and environmental remediation matters. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We provide additional information about many of the specific risks our Company faces in the “Risk Factors” Section of our Annual Report on Form 10-K, as well as in our other securities filings. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE:KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy over $2.3 billion annually of Kennametal products and services – delivered by our approximately 13,500 talented employees in over 60 countries – with almost 50 percent of these revenues coming from outside the United States. Visit us at www.kennametal.com [KMT-E]
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FINANCIAL HIGHLIGHTS
Consolidated Statements of Income (Unaudited):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005 [a]	2006	2005 [a]
Sales	$569,321	$562,536	$1,112,132	$1,108,302
Cost of goods sold	371,171	365,815	726,951	714,253

Gross profit	198,150	196,721	385,181	394,049

Operating expense	140,329	142,674	275,373	287,575
Loss on divestiture	—	—	1,686	—
Amortization of intangibles	1,955	1,438	3,895	2,789

Operating income	55,866	52,609	104,227	103,685

Interest expense	7,286	7,984	14,713	15,813
Other income, net	(625)	(1,178)	(3,631)	(2,057)

Income from continuing operations before income taxes and minority interest	49,205	45,803	93,145	89,929

Provision for income taxes	15,006	14,382	28,935	29,682

Minority interest expense	642	511	1,199	1,259

Income from continuing operations	33,557	30,910	63,011	58,988

(Loss) income from discontinued operations, net of income taxes [b]	(3,506)	177	(2,599)	196

Net income	$30,051	$31,087	$60,412	$59,184

Basic earnings (loss) per share
Continuing operations	$0.87	$0.81	$1.65	$1.55
Discontinued operations [b]	(0.09)	—	(0.07)	0.01

	$0.78	$0.81	$1.58	$1.56

Diluted earnings (loss) per share
Continuing operations	$0.86	$0.79	$1.61	$1.51
Discontinued operations [b]	(0.09)	—	(0.07)	0.01

	$0.77	$0.79	$1.54	$1.52

Dividends per share	$0.21	$0.19	$0.40	$0.38
Basic weighted average shares outstanding	38,331	38,174	38,270	38,014
Diluted weighted average shares outstanding	39,225	39,278	39,142	39,064

[a]	Amounts have been reclassified to reflect discontinued operations related to the divestitures of Electronics — AMSG and CPG — MSSG.

[b]	(Loss) income from discontinued operations reflects divested results of Electronics – AMSG and CPG – MSSG.
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FINANCIAL HIGHLIGHTS (Continued)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited):

	December 31,	June 30,
(in thousands)	2006	2006

ASSETS
Cash and cash equivalents	$114,121	$233,976
Accounts receivable, net	382,426	386,714
Inventories	359,911	334,949
Current assets of discontinued operations held for sale	—	24,280
Other current assets	103,124	106,938

Total current assets	959,582	1,086,857
Property, plant and equipment, net	560,335	530,379
Goodwill and intangible assets, net	680,246	618,423
Assets of discontinued operations held for sale	—	11,285
Other assets	199,731	188,328

Total	$2,399,894	$2,435,272

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$2,786	$2,214
Accounts payable	124,083	124,907
Current liabilities of discontinued operations held for sale	—	3,065
Other current liabilities	244,541	332,013

Total current liabilities	371,410	462,199
Long-term debt and capital leases	373,686	409,508
Other liabilities	269,243	253,574

Total liabilities	1,014,339	1,125,281

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	15,807	14,626
SHAREOWNERS’ EQUITY	1,369,748	1,295,365

Total	$2,399,894	$2,435,272

SEGMENT DATA (Unaudited):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2006	2005 [a]	2006	2005 [a]

Outside Sales:
Metalworking Solutions and Services Group	$373,995	$336,197	$731,079	$667,777
Advanced Materials Solutions Group	195,326	161,002	381,053	310,186
J&L Industrial Supply	—	65,337	—	130,339

Total outside sales	$569,321	$562,536	$1,112,132	$1,108,302

Sales By Geographic Region:
United States	$268,299	$295,907	$535,162	$585,977
International	301,022	266,629	576,970	522,325

Total sales by geographic region	$569,321	$562,536	$1,112,132	$1,108,302

Operating Income (Loss):
Metalworking Solutions and Services Group	$45,208	$42,585	$90,874	$88,526
Advanced Materials Solutions Group	33,993	29,582	61,379	53,434
J&L Industrial Supply	—	6,312	—	13,156
Corporate and eliminations [c]	(23,335)	(25,870)	(48,026)	(51,431)

Total operating income	$55,866	$52,609	$104,227	$103,685

[a]	Amounts have been reclassified to reflect discontinued operations related to the divestitures of Electronics — AMSG and CPG — MSSG.

[c]	Includes corporate functional shared services and intercompany eliminations.
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FINANCIAL HIGHLIGHTS (Continued)
In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables also include, where appropriate, a reconciliation of gross profit, operating expense, operating income, income from continuing operations, net income and diluted earnings per share, in each case excluding special items, adjusted free operating cash flow, adjusted segment sales, and adjusted return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. Management believes that the investor should have available the same information that management uses to assess operating performance, determine compensation, and assess the capital structure of the Company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.
RECONCILIATION TO GAAP — THREE MONTHS ENDED DECEMBER 31, 2006 (Unaudited)

				Income from
(in thousands, except per share	Gross	Operating	Operating	Continuing	Net	Diluted
amounts)	Profit	Expense	Income	Operations	Income	EPS

2006 Reported Results	$198,150	$140,329	$55,866	$33,557	$30,051	$0.77
Electronics impairment and divestiture-related charges	—	—	—	—	3,213	0.08

2006 Results, excl. special items	$198,150	$140,329	$55,866	$33,557	$33,264	$0.85

For the three months ended December 31, 2005, there were no special items.
RECONCILIATION TO GAAP – SIX MONTHS ENDED DECEMBER 31, 2006 (Unaudited)

				Income from
(in thousands, except per share	Gross	Operating	Operating	Continuing	Net	Diluted
amounts)	Profit	Expense	Income	Operations	Income	EPS

2006 Reported Results	$385,181	$275,373	$104,227	$63,011	$60,412	$1.54
Electronics impairment and divestiture-related charges	—	—	—	—	3,213	0.09
Loss on divestiture of CPG and transaction-related charges	—	—	—	—	368	0.01
Adjustment on J&L divestiture and transaction-related charges	—	(333)	2,019	1,252	1,252	0.03

2006 Results, excl. special items	$385,181	$275,040	$106,246	$64,263	$65,245	$1.67

For the six months ended December 31, 2005, there were no special items.
RECONCILIATION TO GAAP – YEAR ENDED JUNE 30, 2006 (Unaudited)

		Diluted EPS
	Income from	from
	Continuing	Continuing
(in thousands, except per share amounts)	Operations	Operations

2006 Reported Results	$272,251	$6.88
Gain on divestiture of J&L recorded at corporate level	(1,091)	(0.03)
J&L transaction-related charges recorded at corporate level	3,956	0.10
Tax impact of cash repatriation under AJCA	11,176	0.28
Loss on sale of Presto	9,457	0.24
Favorable resolution of tax contingencies	(10,873)	(0.27)
Divestiture impact of J&Ld	(149,971)	(3.79)

2006 Adjusted Results	$134,905	$3.41

[d]	Excludes the impact of commercial relationships entered into in connection with the divestiture transaction.
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FINANCIAL HIGHLIGHTS (Continued)
RECONCILIATION OF ADJUSTED FREE OPERATING CASH FLOW INFORMATION (Unaudited):

	Six Months Ended
	December 31,
(in thousands)	2006	2005

Net cash flow provided by operating activities	$35,820	$75,623
Purchases of property, plant and equipment	(44,929)	(31,297)
Proceeds from disposals of property, plant and equipment	781	1,452

Free operating cash flow	(8,341)	45,778
Income taxes paid (refunded) during first quarter	86,236	(572)

Adjusted free operating cash flow	$77,895	$45,206

MSSG ADJUSTED SALES (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2006	2005	2006	2005

Sales, as reported	$373,995	$336,197	$731,079	$667,777
Foreign currency translation	(11,398)	—	(18,770)	—
Divestiture-related adjustments	—	7,966	—	16,374

Adjusted sales	$362,597	$344,163	$712,309	$684,151

AMSG ADJUSTED SALES (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2006	2005	2006	2005

Sales, as reported	$195,326	$161,002	$381,053	$310,186
Foreign currency translation	(2,101)	—	(3,222)	—
Acquisition- and divestiture-related adjustments	(14,562)	1,595	(29,696)	5,207

Adjusted sales	$178,663	$162,597	$348,135	$315,393

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RETURN ON INVESTED CAPITAL (Unaudited):
December 31, 2006 (in thousands, except percents)

Invested Capital	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005	Average

Debt	$376,472	$409,592	$411,722	$365,906	$410,045	$394,748
Accounts receivable securitized	—	—	—	106,106	100,295	41,280
Minority interest	15,807	15,177	14,626	18,054	16,918	16,116
Shareowners’ equity	1,369,748	1,319,599	1,295,365	1,115,110	1,045,974	1,229,159

Total	$1,762,027	$1,744,368	$1,721,713	$1,605,176	$1,573,232	$1,681,303

	Three Months Ended
Interest Expense	12/31/2006	9/30/2006	6/30/2006	3/31/2006	Total

Interest expense	$7,286	$7,427	$7,478	$7,728	$29,919
Securitization fees	6	22	1,288	1,241	2,557

Total interest expense	$7,292	$7,449	$8,766	$8,969	$32,476

Income tax benefit					11,237

Total interest expense, net of tax					$21,239

Total Income	12/31/2006	9/30/2006	6/30/2006	3/31/2006	Total

Net Income, as reported	$30,051	$30,361	$164,196	$32,903	$257,511
Gain on divestiture of J&L	—	1,045	(132,001)	—	(130,956)
J&L transaction-related charges	—	207	2,796	1,160	4,163
Loss on divestiture of Electronics, impairment and transaction-related charges	3,213	—	15,366	—	18,579
Tax impact of cash repatriation under AJCA	—	—	11,176	—	11,176
Loss on divestiture of CPG, goodwill impairment and transaction-related charges	—	368	(2,192)	5,030	3,206
Loss on divestiture of Presto	—	—	1,410	8,047	9,457
Favorable resolution of tax contingencies	—	—	(10,873)	—	(10,873)
Minority interest expense	642	557	525	782	2,506

Total Income, excluding special items	$33,906	$32,538	$50,403	$47,922	$164,769

Total interest expense, net of tax					21,239

					$186,008
Average invested capital					$1,681,303

Adjusted Return on Invested Capital					11.1%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income, as reported					$257,511
Total interest expense, net of tax					21,239

					$278,750
Average invested capital					$1,681,303

Return on Invested Capital					16.6%

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FINANCIAL HIGHLIGHTS (Continued)
RETURN ON INVESTED CAPITAL (Unaudited):
December 31, 2005 (in thousands, except percents)

Invested Capital	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004	Average

Debt	$410,045	$415,250	$437,374	$485,168	$405,156	$430,599
Accounts receivable securitized	100,295	100,445	109,786	120,749	115,253	109,306
Minority interest	16,918	18,117	17,460	19,664	19,249	18,282
Shareowners’ equity	1,045,974	1,009,394	972,862	1,021,186	1,003,507	1,010,585

Total	$1,573,232	$1,543,206	$1,537,482	$1,646,767	$1,543,165	$1,568,772

	Three Months Ended
Interest Expense	12/31/2005	9/30/2005	6/30/2005	3/31/2005	Total

Interest expense	$7,984	$7,829	$7,897	$6,803	$30,513
Securitization fees	1,170	1,065	981	868	4,084

Total interest expense	$9,154	$8,894	$8,878	$7,671	$34,597

Income tax benefit					12,109

Total interest expense, net of tax					$22,488

Total Income	12/31/2005	9/30/2005	6/30/2005	3/31/2005	Total

Net income, as reported	$31,087	$28,097	$37,740	$30,650	$127,574
Goodwill impairment charge	—	—	—	3,306	3,306
Loss on assets held for sale	—	—	—	1,086	1,086
Minority interest expense	511	748	238	1,449	2,946

Total income, excluding special items	$31,598	$28,845	$37,978	$36,491	$134,912

Total interest expense, net of tax					22,488

					$157,400
Average invested capital					$1,568,772

Adjusted Return on Invested Capital					10.0%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income, as reported					$127,574
Total interest expense, net of tax					22,488

					$150,062
Average invested capital					$1,568,772

Return on Invested Capital					9.6%

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